Exhibit 3.1

WALTER INVESTMENT MANAGEMENT CORP.

ARTICLES OF AMENDMENT

Walter Investment Management Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Article SIXTH, subsections (e) and (f).

SECOND: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

-signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice Chairman, Chief Executive Officer and President and attested to by its Chief Legal Officer, General Counsel and Secretary on this 9th day of June, 2016.

ATTEST:		WALTER INVESTMENT MANAGEMENT CORP.

/s/ Jonathan F. Pedersen		By:	/s/ Denmar J. Dixon
Name:	Jonathan F. Pedersen		Name:	Denmar J. Dixon
Title:	Chief Legal Officer, General Counsel and Secretary		Title:	Vice Chairman, Chief Executive Officer and President